EXHIBIT 10

                                November 5, 1992

   The Henlopen Fund
   400 West Ninth Street
   Wilmington, Delaware 19801

   Gentlemen:

             We have acted as counsel for you in connection with the preparation of a Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of shares of beneficial interest, no par value, of The Henlopen Fund (such shares of beneficial interest being hereinafter referred to as the "Shares") in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Registration Statement on Form N-1A; (b) your Certificate of Trust, Trust Instrument and Bylaws; (c) proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that the Shares when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

             We hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,


                                      FOLEY & LARDNER